Exhibit 99.1

Boston Therapeutics Submits to FDA Abbreviated New Drug Application (ANDA)

New Chewable Delivery for Metformin Diabetes Drug

MANCHESTER, N.H.--(BUSINESS WIRE)--August 4, 2011--Boston Therapeutics, Inc., a public company registered with the SEC and a developer of diabetes therapeutics, today announced that it has submitted an Abbreviated New Drug Application (ANDA) for chewable metformin with the U.S. Food and Drug Administration (FDA). The Reference Listed Drug at the FDA is Bristol-Myers Squibb’s Glucophage® product ([metformin hydrochloride] Tablets).

"Metformin is one of the most widely prescribed diabetes drugs in the world and our neutral chemistry polysaccharide formulation will benefit pre-diabetic and diabetic patients" said David Platt, Ph.D., Chief Executive Officer, Boston Therapeutics. “This new option in treatments fits into our pipeline of other diabetes therapeutics, including IpoxynTM for limb ischemia and PAZ-320 for blood glucose management," said Dr. Platt.

“This filing is an important milestone in our diabetes program. Of the options available today in oral medications for Type 2 diabetes, metformin is currently the standard of care, and our new delivery format will expand usage", said Joan Sellers, Ph.D., Chief Technology Officer, Boston Therapeutics.

Metformin is indicated for the treatment of Type 2 diabetes and is an oral diabetes medication that helps control blood glucose levels. Metformin is sometimes used in combination with insulin or other medications, but it is not used for the treatment of Type 1, or insulin-dependent, diabetes. Insulin is a hormone produced by the pancreas that controls blood glucose levels by reducing the amount of glucose made by the liver and by increasing the removal of glucose from the blood by fat and muscle tissue. Metformin acts by increasing the sensitivity of liver, muscle and fat tissue to the effects of insulin, and thereby lowers the level of glucose in the blood.

About Boston Therapeutics, Inc.

Boston Therapeutics is a leader in the field of glyco-pathology, a specialized field involving understanding the importance of carbohydrates in biochemistry and progression of diseases. The Company's initial product pipeline is focused on developing and commercializing therapeutic molecules for diabetes: IPOXYNTM, an IV-ready, oxygen therapy molecule for treatment of hypoxia, recently presented at the "XIII International Symposium on Blood Substitutes and Oxygen Therapeutics" on July 29, 2011 at Massachusetts General Hospital, and PAZ-320 a diabetes drug candidate to lower postprandial glucose. The Company is headquartered in Manchester, NH. Additional information is available at www.bostonti.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements.
More information about those risks and uncertainties is contained and discussed in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

IPOXYN™ is a registered trademark of Boston Therapeutics, Inc.

CONTACT:
Boston Therapeutics, Inc.
Ken Tassey, 1 978-886-0421
ken.tassey@bostonti.com